Exhibit 10.2

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is made by and between Richard Weller (“Employee”), Wesco Aircraft Hardware Corp. (the “Company”) and Wesco Aircraft Holdings, Inc. (“Parent”) (collectively referred to as the “Parties” or individually referred to as a “Party”).  Capitalized terms used in this Agreement but not defined herein shall have the meanings assigned to them in the Severance Agreement (as defined below).

WHEREAS, Employee and the Company are parties to that certain Executive Severance Agreement previously entered into between Employee and the Company (the “Severance Agreement”);

WHEREAS, the Parties desire that Employee’s employment with the Company shall terminate effective September 15, 2017 (the “Separation Date”);

WHEREAS, this Agreement constitutes the release of claims referred to in Section 3(d) of the Severance Agreement and the execution of this Agreement by Employee is a condition to Employee’s right to receive the severance payments and benefits set forth in Section 3(a) of the Severance Agreement; and

WHEREAS, the Company and Employee wish to fully and finally resolve all matters between them as provided in this Agreement.

NOW, THEREFORE, the Parties, intending to be legally bound hereby, agree as follows:

1.              Separation; Service through Separation Date.  Employee’s employment with the Company shall terminate effective as of 11:59 p.m., Pacific Time, on the Separation Date (the “Separation”).  Effective as of the Separation Date, Employee shall no longer serve in any employee or officer role or in any other position with the Company or any of its affiliates, except as specifically provided in Section 2.  Effective as of the Separation Date, Employee shall cease to hold any position (whether as an officer, director, manager, employee, trustee, fiduciary, or otherwise) with, and shall cease to exercise or convey any authority (actual, apparent, or otherwise) on behalf of, the Company, Parent and the Company’s Subsidiaries (the “Company Group”).  Employee agrees that Employee will take any further action, including executing any documents or instruments, reasonably requested by the Company in connection with the foregoing.

2.              Compensation and Benefits; Severance.  Subject to Employee’s compliance with the terms of this Agreement and the Severance Agreement (including, but not limited to, Sections 4, 5, 6 and 8 thereof) and with Employee’s other continuing obligations to the Company, Employee will receive the following payments and benefits, less applicable withholdings.

a.                                      The Company shall pay Employee  his fully earned but unpaid base salary, when due, through the Separation Date at the rate then in effect, plus all other benefits, if any, under any Company group retirement plan, nonqualified deferred compensation plan, equity award plan or agreement, health benefits plan or other Company group benefit plan to which Employee may be entitled pursuant to the terms of such plans or agreements.

b.                                      If Employee elects to receive continued medical, dental or vision coverage under one or more of the Company’s group healthcare plans pursuant to COBRA, the Company shall directly pay, or reimburse Employee for, the COBRA premiums for Employee and Employee’s covered dependents under such plans during the period commencing on Separation Date and ending upon the earliest of (A) the first anniversary of the Separation Date, (B) the date that Employee and/or Employee’s covered dependents become no longer eligible for COBRA or (C) the date Employee becomes eligible to receive healthcare coverage from a subsequent employer (and Employee agrees to promptly notify the Company of such eligibility).  Notwithstanding the foregoing, if the Company determines that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring an excise tax, the Company shall in lieu thereof provide to Employee a taxable monthly payment in an amount equal to the monthly COBRA premium that Employee would be required to pay to continue Employee’s and Employee’s covered dependents’ group health coverage in effect on the Separation Date (which amount shall be based on the premium for the first month of COBRA coverage), less the amount Employee would have had to pay to receive group health coverage for Employee and Employee’s covered dependents based on the cost sharing levels in effect on the Separation Date, which payments shall be made regardless of whether Employee elects COBRA continuation coverage and shall commence in the month following the month in which the Separation Date occurs and shall end on the earliest of (X) the first anniversary of the Separation Date, (Y) the date that Employee and/or Employee’s covered dependents become no longer eligible for COBRA or (Z) the date Employee becomes eligible to receive healthcare coverage from a subsequent employer (and Employee agrees to promptly notify the Company of such eligibility).

c.                                       Employee shall be entitled to continued use for a period of six months following the Separation Date of Employee’s Company-owned or leased automobile and continued reimbursement of operating and maintenance expenses (excluding fuel costs), if applicable, in each case to the same extent and in the same manner as such benefits were provided as of immediately prior to the Separation Date.

d.                                      Employee shall be entitled to receive severance pay in an amount equal to one times the Base Amount (as defined in the Severance Agreement), payable in equal installments during the twelve (12) months following the Separation Date in accordance with the Company’s regular payroll practices.

e.                                       Employee shall be eligible to receive a pro-rated portion of the bonus amount that the Employee would have earned had Employee remained employed through the end of the fiscal year (based on the number of days Employee was employed by the Company during the fiscal year 2017 (the “2017 Pro-rated Bonus”)), based on actual performance for the fiscal year as determined by Compensation Committee of the Board of Directors of Parent (the “Compensation Committee”).  To the extent earned, the 2017 Pro-rated Bonus will be paid to Employee at the same time as annual bonuses are paid to Company executives generally.

f.                                        Effective as of the Separation Date, Employee will vest in any previously granted awards held by Employee under Wesco Aircraft Holdings, Inc. 2011 Equity Incentive Award Plan or any predecessor or successor plan (each a “Plan” and collectively, the “Plans”) that were, under their original terms, scheduled to vest on September 30, 2017.  All other equity and other awards granted under the Plans will be forfeited as of the Separation Date.  In addition, Employee’s termination of service with the Company as contemplated by this Agreement will constitute a “Wesco Approved Retirement” under the Wesco Aircraft Holdings, Inc. Retirement Policy such that the period during which Employee may exercise any of Employee’s vested stock options previously granted under the Plans shall be extended until the earlier of (i) the one year anniversary of the Separation Date and (ii) the regular expiration date of the options (i.e., the date upon which the options would have become unexercisable had Employee remained in service with Holdings and its affiliates), provided that such options shall in all events remain subject to earlier termination in connection with a corporate transaction or other extraordinary event or occurrence in accordance with the terms of the applicable Plan.

g.                                       All payments and benefits provided under or pursuant to this Agreement shall be subject to Section 3(h) of the Severance Agreement.

3.              Release of Claims.  Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and any of its direct or indirect subsidiaries and affiliates (including, without limitation, Parent, Haas Group Inc., The Carlyle Group and each of their affiliated entities), and any of their current and former officers, directors, equity holders, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Releasees”).  Employee, on Employee’s own behalf and on behalf of any of Employee’s affiliated companies or entities and any of their respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement (as defined in Section 12 below), including, without limitation:

a.                                      any and all claims relating to or arising from Employee’s employment or service relationship with the Company or any of its direct or indirect subsidiaries or affiliates and the termination of that relationship;

b.                                      any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of any shares of stock or other equity interests of the Company or any of its affiliates, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c.                                       any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d.                                      any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the California Labor Code; the employment and civil rights laws of California; and the California Fair Employment and Housing Act;

e.                                       any and all claims for violation of the federal or any state constitution;

f.                                        any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g.                                       any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

h.                                      any and all claims for attorneys’ fees and costs not otherwise provided for in this Agreement.

Employee agrees that the release set forth in this Section 4 shall be and remain in effect in all respects as a complete general release as to the matters released.  This release does not release claims that cannot be released as a matter of law, including, but not limited to, Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that Employee’s release of claims herein bars Employee from recovering such monetary relief from the Company or any Releasee), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, and claims to any benefit entitlements vested as the date of separation of Employee’s employment, pursuant to written terms of any employee benefit plan of the Company or its affiliates.  This release further does not release claims for breach of the Company’s obligations under this Agreement, any claims arising from any omissions or acts that occur after the Effective Date of this Agreement, or any claims for or rights to indemnification pursuant to any separate agreement entered into with the Company or any of its affiliates, any directors and officers liability insurance, the Company’s or any of its affiliate’s bylaws or articles or certificate of incorporation or applicable law.  Nothing in this Agreement shall be deemed to prohibit Employee from providing information to (including reporting possible violations of federal law or regulation in accordance with the provisions of and rules promulgated under any whistleblower protection provisions of state or federal law or regulation) or testifying or otherwise assisting in any investigation or proceeding brought by any state, federal or local regulatory or law enforcement agency or legislative body and nothing in this Agreement is intended to limit Employee’s right to receive an award for information provided to any government agency.

EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS BEEN ADVISED BY LEGAL COUNSEL AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

EMPLOYEE, BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHTS EMPLOYEE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

4.              Acknowledgment of Waiver of Claims under ADEA.  Employee understands and acknowledges that Employee is waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary.  Employee understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement.  Employee understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled.  Employee further understands and acknowledges that Employee has been advised by this writing that:  (a) Employee should consult with an attorney prior to executing this Agreement; (b) Employee has 21 days within which to consider this Agreement; (c) Employee has 7 days following Employee’s execution of this Agreement to revoke this Agreement pursuant to written notice delivered to the Company (attention of John Holland, Executive Vice President and Chief Legal Officer of the Company at the following address: Wesco Aircraft, 24911 Avenue Stanford, Valencia, California 91355); (d) this Agreement shall not be effective until after the revocation period has expired;

and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.  In the event Employee signs this Agreement and returns it to the Company in less than the 21 day period identified above, Employee hereby acknowledges that Employee has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.  In the event Employee revokes this Agreement, Employee will receive none of the payments and benefits provided under Section 3 hereof and Section 3 shall not apply; however, the provisions of Sections 1 and 2 hereof shall remain in effect.

5.              Condition to Compensation.  The Company shall be entitled to cease all payments and benefits to Employee under Section 2 in the event of Employee’s breach any non-competition, non-solicitation, non-disparagement, confidentiality or assignment of inventions covenants contained in any other agreement between Employee and the Company or any of its affiliates, which other covenants are hereby incorporated by reference into this Agreement.

6.              Severability.  In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

7.              Section 409A.

a.                                      Employee’s right to receive any payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such payment shall at all times be considered a separate and distinct payment as permitted under Section 409A of the Code.  No payment hereunder shall be accelerated by the Company unless the Company chooses to accelerate a payment hereunder and such acceleration would not result in additional tax or interest pursuant to Section 409A of the Code.

b.                                      The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  If Employee or the Company believes, at any time, that any payment pursuant to this Agreement is subject to taxation under Section 409A of the Code, then (i) it shall advise the other and (ii) to the extent such correction is possible to avoid taxation under Section 409A without any material diminution in the value of the payments or benefits to Employee, the Company and Employee shall reasonably cooperate in good faith to take such steps as necessary, including amending (and, as required, consenting to the amendment of) the terms of any plan or program under which such payments are to be made, in the least restrictive manner necessary in order to comply with the provisions of Section 409A and the Section 409A Regulations in order to avoid taxation under Section 409A.

8.              No Oral Modification.  This Agreement may only be amended in a writing signed by Employee and a duly authorized officer of the Company.

9.              Governing Law and Venue.  The provisions of Section 12(d) of the Severance Agreement shall apply to this Agreement.

10.       Notices.  Except as otherwise set forth herein, the provisions of Section 12(e) of the Severance Agreement shall apply to this Agreement.

11.       Effective Date.  Employee has seven days after he signs this Agreement to revoke it and this Agreement will become effective on the eighth day after Employee signed this Agreement, so long as it has been signed by the Parties and has not been revoked by Employee before that date (the “Effective Date”).  Notwithstanding anything to the contrary herein, the Separation shall occur on the Separation Date in accordance with the provisions of Section 1 and the recitals hereto and all of the provisions of Section 1 are effective immediately upon Employee’s execution of this Agreement.

12.       Voluntary Execution of Agreement.  Employee understands and agrees that Employee executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Employee’s claims against the Company and any of the other Releasees.  Employee acknowledges that:  (a) Employee has read this Agreement; (b) Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement; (c) Employee has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Employee’s own choice or has elected not to retain legal counsel; (d) Employee understands the terms and consequences of this Agreement and of the releases it contains; and (e) Employee is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

EMPLOYEE

Dated: September 15, 2017	/s/ Richard Weller
Richard Weller

COMPANY

Dated: September 15, 2017	By:	/s/ John Holland
	Name:	John Holland
	Title:	Executive Vice President, Chief Legal and Human
Resources Officer

PARENT

Dated: September 15, 2017	By:	/s/ John Holland
	Name:	John Holland
	Title:	Executive Vice President, Chief Legal and Human
Resources Officer